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                                  EXHIBIT 99.1

Tuesday May 29, 7:30 am Eastern Time


Press Release


SOURCE: Bay View Capital Corporation

John W. Rose Named Chief Financial Officer of Bay View Capital

SAN MATEO, Calif., May 29 /PRNewswire/ -- Bay View Capital Corporation (NYSE:
BVC - news) announced today that John W. Rose has been named chief financial
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officer.  Bay View Capital is the parent of Bay View Bank, the largest independent deposit franchise exclusively serving the San Francisco Bay Area. Rose is succeeding Mark Lefanowicz, who is leaving the company to pursue other interests.

Rose has nearly 30 years of financial management experience, including retail banking, financial institution consulting and investment banking. Prior to joining Bay View, Rose served for some 10 years as president of McAllen Capital Partners (Hermitage, Pa.), a financial advisory firm that specializes in bank, thrift and finance company turnaround investments.

While executive vice president of the bank holding company F.N.B. Corporation (Hermitage, Pa.), Rose was instrumental in the turnaround of four under-performing banks in Ohio and Pennsylvania.

Previously, Rose has served as president of the Livingston Financial Group, a Chicago-based small bank investment company, and as chief financial officer of ABN/LaSalle National Bank in Chicago. Under his leadership, ABN/LaSalle grew from assets of $1.5 billion and earnings of $2 million in 1983 to $3.2 billion in assets and earnings of $33 million in 1988.

"John brings to Bay View an unmatched wealth of financial management experience, which will prove crucial as we focus our efforts on core banking activities and increasing shareholder value," said Robert B. Goldstein, president and CEO of Bay View Capital Corporation.

Rose holds a B.A. in economics from Case Western Reserve University and an M.B.A. from Columbia University. He previously served on the boards of several banks and financial service institutions.

Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California. The Company's principal subsidiary is Bay View Bank, a nationally chartered commercial bank which is the largest deposit franchise exclusively serving the San Francisco Bay Area with 57 full-service branches. Bay View offers a full array of retail and commercial banking products and services to customers throughout the nation.